Filed Pursuant to Rule 424(b)(5)
File No. 333-136147

PROSPECTUS SUPPLEMENT
(To prospectus dated August 25, 2006)

24,500,000 Shares

Common Stock

We are offering 24,500,000 shares of our common stock, par value $0.01 per share.

Our common stock is listed on the New York Stock Exchange under the symbol “EDR.” On July 22, 2009, the last reported sale price of our common stock as reported on the New York Stock Exchange was $4.70 per share.

To assist us in continuing to qualify as a real estate investment trust for federal income tax purposes, our charter imposes certain restrictions on the ownership of our capital stock. See “Description of Capital Stock” in the accompanying prospectus.

Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$4.35	$106,575,000
Underwriting discount	$.1957	$4,794,650
Proceeds, before expenses, to us	$4.1543	$101,780,350

The underwriters may also purchase up to 3,675,000 additional shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover any overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery on or about July 28, 2009.

Joint Book-Running Managers

BofA Merrill Lynch   KeyBanc Capital Markets  UBS Investment Bank

Lead Manager

Morgan Keegan & Company, Inc.

Co-Managers

Keefe, Bruyette & Woods
Stifel Nicolaus

The date of this prospectus supplement is July 22, 2009.

Prospectus Supplement

Prospectus

You should rely only upon the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission, or “SEC.” We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely upon it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of the respective dates of these documents. Our business, financial condition, liquidity, results of operations, funds from operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is comprised of this prospectus supplement which describes the specific terms of this offering and certain other matters relating to us. The second part, the accompanying prospectus, contains a description of our common stock and provides more general information about securities we may offer from time to time, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents previously filed with the SEC, the information in this prospectus supplement will supersede such information.

This prospectus supplement is part of a registration statement that we have filed with the SEC relating to the securities offered hereby. This prospectus supplement does not contain all of the information that we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

S-ii

SUMMARY

This summary is not complete and may not contain all of the information that may be important to you in deciding whether to invest in our common stock. To understand this offering fully prior to making an investment decision, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the sections entitled “Risk Factors” beginning on page S-7 of this prospectus supplement, and on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the overallotment option granted to the underwriters is not exercised.

All references to “we,” “our,” “us,” “EDR” and the “Company” in this prospectus supplement and the accompanying prospectus mean Education Realty Trust, Inc. and its consolidated subsidiaries, except where it is made clear that the term means only Education Realty Trust, Inc.

The Company

We are a self-managed and self-advised real estate investment trust, or REIT, organized in July 2004 to develop, acquire, own and manage high quality student housing communities located near university campuses. We were formed to continue and expand upon the student housing business of Allen & O’Hara, Inc., a company with over 40 years of experience as an owner, manager and developer of student housing. We own 39 student housing communities located in 18 states containing 24,782 beds in 7,537 apartment units located near 34 universities. We provide third-party management services for 24 student housing communities located in 10 states containing 12,370 beds in 3,933 apartment units at 21 universities. We selectively develop student housing communities for our own account and also provide third-party development consulting services on student housing development projects for universities and other third parties. Currently, our third-party development business has been awarded contracts or is in the process of negotiating contracts for projects with an estimated total development cost of approximately $425 million.

All of our assets are held by, and we have conducted substantially all of our activities through, Education Realty Operating Partnership, LP, or the Operating Partnership, and its wholly owned subsidiaries, Allen & O’Hara Education Services, Inc., or AOES, and Allen & O’Hara Development Company, LLC, or AODC. The majority of our operating expenses are borne by the Operating Partnership, AOES or AODC, as the case may be.

We are the sole general partner of our Operating Partnership. As a result, our board of directors effectively directs all of the Operating Partnership’s affairs. As of June 30, 2009, we own 96.0% of the outstanding partnership units of the Operating Partnership. Our ownership interest in the Operating Partnership will increase upon consummation of this offering. See “Use of Proceeds.” The remaining partnership units are held by former owners of certain of our properties, including members of our management team. Some of our officers and employees also own indirect interests in our Operating Partnership, which we refer to as “profits interest units,” through ownership of units in Education Realty Limited Partner, LLC, a Delaware limited liability company, which is controlled by us and holds 0.9% of the aggregate interests in our Operating Partnership.

University Towers Operating Partnership, LP, or the University Towers Partnership, which is our affiliate, owns and operates our University Towers property located in Raleigh, North Carolina. We own 72.7% of the units in the University Towers Partnership, and former owners of our University Towers property, including members of our management team, own 27.3% of the units in University Towers Partnership.

Our executive offices are located at 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117, and our telephone number is (901) 259-2500. Our website address is www.educationrealty.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus supplement or the accompanying prospectus or incorporated into any other filings that we make with the SEC.

Recent Developments

Refinancing of Existing Debt

We have received a term sheet from KeyBank National Association, an affiliate of one of the underwriters of this offering, for the replacement of our Operating Partnership’s existing $100 million revolving credit facility, which matures on March 30, 2010. The term sheet for the new credit facility contemplates a senior secured revolving credit facility that would permit borrowings of up to $100 million (subject to the “borrowing base availability” described below), with the ability to expand the facility up to an additional $50 million, upon satisfaction of certain conditions. Currently, we have received preliminary commitment letters totaling $50 million for this facility, and we are negotiating with a lender to secure a commitment for an additional $20 million. The term sheet contemplates a three-year facility, which we can elect to extend for one additional year, assuming no defaults thereunder and payment of an extension fee. As with our current credit facility, the new facility is expected to be secured by a cross-collateralized, first mortgage lien on five otherwise unmortgaged properties and a guaranty by us and the subsidiaries that own these five properties. Borrowings under the new facility will be limited to a “borrowing base availability” expected to be equal to the lesser of (i) 60% of the aggregate value of the properties securing the facility and (ii) the loan amount which would produce a debt service coverage ratio of no less than 1.4x, with debt service based on a 30-year amortization and an interest rate of 7.5% (8.39% constant). Based on the five properties providing security for the current facility (which are expected to be the same properties that will secure the new facility), the borrowing base availability at June 30, 2009 currently permits borrowings of up to approximately $46 million. We expect that the borrowing base availability under the new facility, based on anticipated underwriting standards, will be lower than our current credit facility. We expect the new facility to contain customary covenants, including financial covenants that will, among other things, require us to maintain certain minimum ratios of “EBITDA” (earnings before payment or charges of interest, taxes, depreciation, amortization or extraordinary items) and may include consolidated net worth and leverage ratio tests.

The closing of the new facility is subject to the negotiation and execution of definitive loan documentation and the fulfillment of customary conditions; accordingly, no assurance can be given that this facility will be procured on the terms, including the amount available to be borrowed, described above or at all.

As of June 30, 2009, we had borrowed approximately $198 million under our existing secured Master Credit Facility Agreement with Fannie Mae. We are seeking to expand the committed principal amount available under our credit facility with Fannie Mae to facilitate the refinancing of a portion of the remaining $98.6 million of mortgage debt related to nine communities in our Place portfolio that matures in December 2009. We received a letter from Red Mortgage Capital, Inc., a Fannie Mae Delegated Underwriting and Servicing lender that would increase the maximum amount available under our Master Credit Facility Agreement with Fannie Mae to approximately $251 to $259 million. The expanded facility would give us the ability to draw an additional $53 to $61 million. We expect to add up to nine of the thirteen communities in our Place portfolio as collateral for the expansion of this facility. This facility expansion is subject to negotiating an amendment to our existing agreement with Fannie Mae and final underwriting, and no assurance can be given that we will be successful in completing such expansion on the terms above or at all.

Dividends

On July 10, 2009, our board of directors declared a quarterly dividend of $0.1025 per share of common stock, payable entirely in cash. This dividend rate is the same rate that was in effect for the first quarter of 2009 and the fourth quarter of 2008. The dividend is payable on August 14, 2009 to holders of record of our common stock on July 31, 2009; accordingly, purchasers of common stock in this offering who hold such stock on July 31, 2009 will be entitled to receive this dividend. Our board of directors has determined that, beginning with our quarterly dividend for the third quarter of 2009 and contingent upon completion of this offering, it is in our best interest to reduce the quarterly cash dividend per share of common stock from $0.1025 (an annual rate of $0.41 per share) to $0.05 (an annual rate of $0.20 per share).

While the statements above concerning the remaining dividends for 2009 are our current expectations, any dividends declared and paid will be determined by our board of directors, in its sole discretion, based upon circumstances at the time of authorization and the actual number of shares issued in this offering. Accordingly, the actual dividends paid, if any, may vary from currently expected amounts. Depending upon our liquidity needs, we reserve the right to reduce or suspend dividend payments or to pay any or all of our common stock dividends in a combination of shares of common stock and cash in accordance with applicable Internal Revenue Service, or IRS, procedures. See “Risk Factors — We may change the dividend policy for our common stock in the future” of this prospectus supplement.

Property Dispositions

On April 7, 2009, we sold a student housing property, College Station (Augusta, Georgia), for a sale price of $2,550,000. We received cash proceeds of $250,000 and a note receivable of $2,300,000. The note accrues interest at a rate of 3% per annum through August 31, 2009, with no interest or principal being payable during that period. Beginning on September 1, 2009, the note accrues interest at a rate of 6% per annum, and accrued interest is payable in monthly installments through December 31, 2009. All unpaid principal and interest is due on the maturity date of December 31, 2009. However, if no default exists at the maturity date, the maturity date of the note may be extended to June 30, 2011. The note would remain interest only at a rate of 6% per annum payable in monthly installments through December 31, 2010; thereafter, payments of principal, based upon a 20-year amortization schedule, and interest (at a rate of 6% per annum) would be made on a monthly basis. Any unpaid principal and interest would be due in full on June 30, 2011.

We continually assess our student housing communities, the markets they are in and the universities they serve to determine if any dispositions are necessary or appropriate. We are currently testing the market for three of our student housing communities: The Lofts, located in Orlando, Florida; NorthePointe, located in Tucson, Arizona; and The Reserve at Clemson, located in Central, South Carolina. These student housing communities contain a total of 2,232 beds in 731 apartment units and may be sold individually or as a portfolio if appropriate market conditions exist. These properties would be subject to the assumption of existing mortgage financing secured by these properties. Interest rates on the mortgages range from 5.55% to 5.59% per annum, and all mortgages have either full or partial interest-only periods remaining on their respective terms. We can give no assurance, however, that any of these properties will actually be sold or as to the terms on which they may be sold.

Leasing for 2009/2010 Academic Year

The following table sets forth pre-leasing statistics for the 2009/2010 academic year for our owned and managed student housing communities:

	Primary University	Design Beds	Applications(1)				Fully Executed Leases(1)				2008 Fall Occupancy(2)
Community			2009	%	2008	%	2009	%	2008	%	Beds	%
The Gables	Western Kentucky University	288	275	95.5%	252	87.5%	266	92.4%	248	86.1%	288	100.0%
The Reserve at Athens	University of Georgia	612	600	98.0%	562	91.8%	593	96.9%	553	90.4%	575	94.0%
Players Club	Florida State University	336	329	97.9%	326	97.0%	317	94.3%	305	90.8%	333	99.1%
NorthPointe	University of Arizona	912	798	87.5%	816	89.5%	666	73.0%	731	80.2%	879	96.4%
The Reserve at Clemson	Clemson University	590	579	98.1%	548	92.9%	547	92.7%	534	90.5%	569	96.4%
Pointe at South Florida	University of South Florida	1,002	720	71.9%	721	72.0%	662	66.1%	721	72.0%	875	87.3%
The Reserve on Perkins	Oklahoma State	732	535	73.1%	658	89.9%	519	70.9%	632	86.3%	723	98.8%
The Commons	Florida State University	732	584	79.8%	521	71.2%	491	67.1%	418	57.1%	598	81.7%
The Pointe at Western	Western Michigan University	876	715	81.6%	478	54.6%	650	74.2%	478	54.6%	671	76.6%
College Station at West Lafayette	Purdue University	960	929	96.8%	800	83.3%	902	94.0%	776	80.8%	902	94.0%
Commons on Kinnear	Ohio State University	502	466	92.8%	495	98.6%	450	89.6%	496	98.8%	501	99.8%
The Pointe	Penn State	984	984	100.0%	984	100.0%	984	100.0%	980	99.6%	983	99.9%
The Reserve at Columbia	University of Missouri	676	676	100.0%	662	97.9%	653	96.6%	657	97.2%	675	99.9%
Commons at Knoxville	University of Tennessee	708	691	97.6%	706	99.7%	651	91.9%	689	97.3%	707	99.9%
The Reserve on Frankford	Texas Tech	737	580	78.7%	582	79.0%	533	72.3%	510	69.2%	663	90.0%
The Reserve at Star Pass	University of Arizona	1,020	639	62.6%	911	89.3%	563	55.2%	833	81.7%	967	94.8%
The Lofts	University of Central Florida	730	697	95.5%	687	94.1%	636	87.1%	687	94.1%	726	99.5%
The Reserve on West 31st	University of Kansas	714	606	84.9%	634	88.1%	516	72.3%	587	81.5%	703	97.6%
Campus Creek	University of Mississippi	636	563	88.5%	527	82.9%	556	87.4%	463	72.8%	560	88.1%
Pointe West	University of South Carolina	480	365	76.0%	409	85.2%	356	74.2%	393	81.9%	444	92.5%
Campus Lodge	University of Florida	1,116	1,115	99.9%	932	83.5%	1,106	99.1%	892	79.9%	985	88.3%
College Grove	Middle Tennessee State Univ.	864	670	77.5%	746	86.3%	595	68.9%	717	83.0%	851	98.5%
The Reserve on South College	Auburn University	576	397	68.9%	545	94.6%	365	63.4%	518	89.9%	562	97.6%
The Avenue at Southern	Georgia Southern Univ.	624	391	62.7%	467	74.8%	338	54.2%	398	63.8%	571	91.5%
Same-apartment community – Legacy portfolio		17,407	14,904	85.6%	14,969	86.0%	13,915	79.9%	14,216	81.6%	16,311	93.7%
University Towers	North Carolina State	953	953	100.0%	953	100.0%	953	100.0%	953	100.0%	953	100.0%
Total same-community – Legacy portfolio		18,360	15,857	86.4%	15,922	86.7%	14,868	81.0%	15,169	82.6%	17,264	94.0%
Troy Place	Troy State Univ.	408	304	74.5%	295	72.3%	304	74.5%	273	66.9%	405	99.3%
The Reserve at Jacksonville	Jacksonville State University	504	281	55.8%	283	56.2%	234	46.4%	283	56.2%	476	94.4%
River Place	State Univ. of West GA	504	504	100.0%	295	58.5%	495	98.2%	277	55.0%	380	75.4%
Clayton Place	Clayton College & State Univ.	854	292	34.2%	299	35.0%	174	20.4%	254	29.7%	439	51.4%
Macon Place	Macon State College	336	191	56.8%	234	69.6%	150	44.6%	189	56.3%	258	76.8%
The Chase at Murray	Murray State Univ.	408	408	100.0%	251	61.5%	395	96.8%	232	56.9%	279	68.4%
Cape Place	Southeast Missouri State Univ.	360	360	100.0%	360	100.0%	358	99.4%	358	99.4%	357	99.2%
Clemson Place	Clemson University	288	287	99.7%	262	91.0%	277	96.2%	235	81.6%	265	92.0%
The Reserve at Martin	Univ. of Tenn. – Martin	384	319	83.1%	217	56.5%	253	65.9%	213	55.5%	265	69.0%
Carrollton Place	State Univ. of West GA	336	271	80.7%	336	100.0%	257	76.5%	327	97.3%	333	99.1%
The Pointe at Southern	Georgia Southern Univ.	528	364	68.9%	467	88.4%	290	54.9%	433	82.0%	494	93.6%
Berkeley Place	Clemson University	480	480	100.0%	372	77.5%	480	100.0%	347	72.3%	445	92.7%
Western Place	Western Kentucky University	504	504	100.0%	286	56.7%	456	90.5%	245	48.6%	429	85.1%
Same-apartment community – Place portfolio		5,894	4,565	77.5%	3,957	67.1%	4,123	70.0%	3,666	62.2%	4,825	81.9%
Total same-community – Wholly-owned portfolio		24,254	20,422	84.2%	19,879	81.9%	18,991	78.3%	18,835	77.6%	22,089	91.1%
Joint Venture Portfolio		2,195	1,747	79.6%	2,118	96.5%	1,558	71.0%	1,894	86.3%	2,092	95.3%
Same-apartments – managed, not owned		9,074	8,257	91.0%	7,868	92.7%	7,887	86.9%	7,554	89.0%	7,870	92.7%
Total same-community, owned, joint venture & managed		35,523	30,426	85.7%	29,865	85.5%	28,436	80.0%	28,283	80.9%	32,051	91.7%
New development – less than one year		1,200	810	67.5%	518	98.1%	697	58.1%	503	95.3%	525	99.4%
New managed – less than one year		1,102	937	85.0%	766	99.5%	903	81.9%	766	99.5%	764	99.2%

(1)	As of July 13 for the year indicated.
(2)	As of September 30, 2008.

Management Succession Plan

We have initiated a search for a new Chief Executive Officer and President in connection with our plan for leadership succession. Our board of directors is in the process of identifying candidates in preparation for the future retirement of Paul O. Bower, Chief Executive Officer, President and Chairman of the board of directors. Mr. Bower, age 66, has informed the board of directors that he intends to retire from active employment with us upon appointment of his successor. Mr. Bower will remain on the board of directors, and continue to serve as its Chairman, following his retirement.

Our board of directors will identify and assess potential candidates and determine finalists for consideration. The search will target both internal and external candidates, and the board of directors has retained SpencerStuart, a leading international executive search firm, to assist in the process of identifying, screening and evaluating qualified candidates. The board of directors expects to complete the search process and appoint Mr. Bower’s successor by the end of the first quarter of 2010.

The Offering

Common stock offered by us	24,500,000 shares (or 28,175,000 shares if the underwriters exercise their overallotment option in full)
Common stock outstanding after this offering	53,022,966 shares (or 56,697,966 shares if the underwriters exercise their overallotment option in full)(1)
Diluted common stock to be outstanding after this offering	54,421,461 shares (or 58,096,461 shares if the underwriters exercise their overallotment option in full)(1)(2)
Use of proceeds	We estimate that our net proceeds from this offering will be approximately $101 million (or approximately $116 million if the underwriters exercise their overallotment option in full) after deducting the underwriting discount and other estimated offering expenses. We intend to contribute the net proceeds to the Operating Partnership in exchange for a number of units to be issued by the Operating Partnership equal to the number of shares of common stock sold in this offering, thereby increasing our ownership of the Operating Partnership. The Operating Partnership intends to use the proceeds to repay debt, including the outstanding balance under its revolving credit facility and a portion of the mortgage debt associated with the communities in our Place portfolio, and any additional net proceeds will be used for general corporate purposes. See “Use of Proceeds.”
Restriction on ownership	In order to assist us in maintaining our qualification as a REIT, for federal income tax purposes, ownership, actual or constructive, by any person of more than 9.8% in value or number (whichever is more restrictive) of shares of our capital stock is restricted by our charter. This restriction may be waived by our board of directors, in its absolute discretion, upon satisfaction of certain conditions. See “Description of Capital Stock” in the accompanying prospectus.
Risk factors	An investment in shares of our common stock involves substantial risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.
New York Stock Exchange Symbol	“EDR”

(1)	The number of shares of common stock to be outstanding after this offering is based on 28,522,966 shares outstanding as of June 30, 2009. Excludes 824,000 shares of common stock available for future issuance under the Education Realty Trust, Inc. 2004 Incentive Plan.
(2)	Includes 1,120,995 shares of common stock issuable upon the conversion or exchange of limited partnership units in the Operating Partnership and the University Towers Partnership and 277,500 shares of common stock that may, under certain circumstances, be issuable upon conversion or exchange of indirect interests in the Operating Partnership, which we refer to as “profits interest units,” that were granted to certain of our employees under the Education Realty Trust, Inc. 2004 Incentive Plan.

For additional information regarding our common stock, see “Description of Capital Stock” in the accompanying prospectus.

RISK FACTORS

Your investment in shares of our common stock involves substantial risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference in this prospectus supplement and the accompanying prospectus and other information that we file with the SEC before deciding whether an investment in shares of our common stock is suitable for you. If any of the risks contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus develop into actual events, our business, financial condition, liquidity, results of operations, funds from operations and prospects could be materially and adversely affected, the market price of our common stock could decline and you may lose all or part of your investment.

This offering is expected to be dilutive, and there may be future dilution related to our common stock.

Giving effect to the issuance of shares of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per share and funds from operations, or FFO, per share for the year ending December 31, 2009. The actual amount of dilution cannot be determined at this time and will be based on numerous factors. Additionally, subject to the 90-day lock up restrictions described in “Underwriting — No Sales of Similar Securities,” we are not restricted from issuing additional securities, including common stock, securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of issuances or sales of a large number of shares of our common stock in the market after this offering or the perception that such issuances or sales could occur. Additionally, future issuances or sales of substantial amounts of our common stock may be at prices below the offering price of the common stock offered by this prospectus supplement and may result in further dilution in our earnings and FFO per share and/or adversely impact the market price of our common stock.

We may change the dividend policy for our common stock in the future.

On July 10, 2009, our board of directors declared a quarterly dividend of $0.1025 per share of common stock, payable entirely in cash. This dividend rate is the same rate that was in effect for the first quarter of 2009 and the fourth quarter of 2008. The dividend is payable on August 14, 2009 to holders of record of our common stock on July 31, 2009; accordingly, purchasers of common stock in this offering who hold such stock on July 31, 2009 will be entitled to receive this dividend. Our board of directors has determined that, beginning with our quarterly dividend for the third quarter of 2009 and contingent upon completion of this offering, it is in our best interest to reduce the quarterly cash dividend per share of common stock from $0.1025 (an annual rate of $0.41 per share) to $0.05 (an annual rate of $0.20 per share). The payment of any future dividends will be determined by our board of directors, in its sole discretion, out of funds legally available for the payment of dividends.

We currently expect that any dividends paid during our taxable year ending December 31, 2009 will be paid entirely in cash. However, depending upon our liquidity needs, we reserve the right to pay any or all of these dividends in a combination of cash and shares of our common stock in accordance with recent guidance issued by the IRS. Such recent IRS guidance permits us to satisfy the REIT distribution requirements for our taxable year ending December 31, 2009 by making distributions consisting of both cash and shares of our common stock, as long as at least 10% of the total value of any such distribution consists of cash and certain other requirements are met. If we make such a distribution, each of our taxable U.S. stockholders will be required to treat the total value of the distribution that each such stockholder receives as a dividend, to the extent of each such stockholder’s pro-rata share of our earnings and profits, regardless of whether such stockholder receives cash, shares of our common stock or a combination of cash and shares of our common stock. A U.S. stockholder’s taxes resulting from receipt of a distribution consisting of cash and shares of our common stock may exceed the cash that such stockholder receives in the distribution, in which case such stockholder may have to use cash from other sources to pay such tax. If a taxable U.S. stockholder sells the common stock it receives in a distribution consisting of cash and shares of our common stock in order to pay its taxes, the sales proceeds may be less than the amount included in income with respect to such distribution, depending on the market price of our common stock at the time of the sale. With respect to non-U.S.

stockholders, we may be required to withhold federal tax with respect to our dividends, including dividends that are paid in shares of our common stock. In addition, if a significant number of our stockholders sell shares of our common stock in order to pay taxes owed on dividends, such sales would put downward pressure on the market price of our common stock.

Our board of directors will continue to evaluate our per share dividend payments on a quarterly basis as they monitor the capital markets and the impact of the economy on us. The decision as to whether to authorize and pay dividends on our common stock in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our board of directors in light of conditions then existing, including our earnings, funds from operations, financial condition, liquidity, capital requirements, debt maturities, the availability of capital, contractual prohibitions or other restrictions, applicable REIT and legal restrictions and general overall economic conditions and other factors. While the statements above concerning our dividend policy represent our current expectation, any actual dividend payable will be determined by our board of directors based upon the circumstances at the time of declaration and the actual number of shares then outstanding, and any dividend payable may vary from such expected amounts. Any change in our per share dividend payments could have a material adverse effect on the market price of our common stock.

Our indebtedness is, and after the application of the net proceeds from this offering will continue to be, substantial and could impair our ability to obtain additional financing or have other adverse consequences.

As of June 30, 2009, our consolidated debt outstanding, excluding unamortized debt premium of $1 million, was approximately $479 million, which represents approximately 79% of our total market capitalization (defined as the market value of our outstanding common stock plus the principal amount of our outstanding debt) at that time. As of June 30, 2009, the balance at maturity of total consolidated debt (after giving effect to amortization through maturity) was approximately $479 million, including $100 million, $50 million, $7 million, $68 million and $254 million currently scheduled to mature in 2009, 2010, 2011, 2012 and thereafter, respectively. On a pro forma basis as of June 30, 2009, assuming the completion of this offering and the use of the net proceeds therefrom as described under “Use of Proceeds,” our total consolidated debt would have been approximately $408 million. As of such date, and giving effect to the foregoing assumptions, our total consolidated debt maturing in 2009, 2010, 2011, 2012 and thereafter would have been approximately $59 million, $20 million, $7 million, $68 million and $254 million, respectively.

Our substantial leverage could have important consequences. For example, it could:

•	result in the acceleration of a significant amount of debt for non-compliance with the terms of such debt or, if such debt contains cross-default or cross-acceleration provisions, other debt;
•	result in the loss of assets due to foreclosure or sale on unfavorable terms, which could, in turn, create taxable income and tax liabilities without accompanying cash proceeds;
•	restrict our access to new capital;
•	materially impair our ability to borrow unused amounts under existing financing arrangements or to obtain additional financing or refinancing on favorable terms or at all;
•	require us to continue to dedicate a substantial portion of our cash flow to paying principal and interest on our indebtedness, reducing the cash flow available to fund our business or to pay dividends, including dividends necessary to maintain our REIT qualification, or to use for other purposes;
•	increase our vulnerability to the ongoing economic downturn;
•	limit our ability to withstand competitive pressures; and/or
•	reduce our flexibility to respond to changing business and economic conditions.

If any of the foregoing occurs, our business, financial condition, liquidity, results of operations, funds from operations and prospects could be materially and adversely affected, and the trading price of our common stock could decline significantly.

The recent and ongoing credit and liquidity crisis may limit our access to capital and have a material adverse effect on our ability to meet our debt payments, pay dividends to our stockholders or make future investments necessary to implement our business plan.

In order to meet our debt payments, pay dividends to our stockholders or make future investments necessary to implement our business plan, we may need to raise additional capital. Recently, the global capital and credit markets have experienced extraordinary turmoil and upheaval, characterized by the bankruptcy, failure or sale of various financial institutions and an unprecedented level of intervention from the U.S. federal government. This disruption in the credit markets, the repricing of credit risk and the deterioration of the financial and real estate markets have made it increasingly difficult for REITs and other companies to access capital. Adverse market conditions include greater stock price volatility, significantly less liquidity, widening of credit spreads and a lack of price transparency. It is difficult to predict how long these conditions will persist and the extent to which our results of operations, funds from operations, financial condition and liquidity may be adversely affected. This market turmoil and tightening of credit have also led to an increased lack of consumer confidence and widespread reduction of business activity generally which may adversely impact us, including our ability to acquire and dispose of assets and continue our development pipeline. If current levels of market disruption and volatility continue or worsen, we may not be able to obtain new debt financing or refinance our maturing debt on favorable terms or at all. In addition, our future access to the equity markets could be limited. Any such financing or refinancing issues could materially and adversely affect us.

While we currently have no reason to believe that we will be unable to access our credit facilities in the future, concern about the stability of the markets generally and the strength of borrowers specifically has led many lenders and institutional investors to reduce and, in some cases, eliminate funding to borrowers. In addition, the financial institutions that are parties to our secured revolving credit facility, our Fannie Mae secured credit facility and other debt documents might have incurred losses or might have reduced capital reserves on account of their prior lending to borrowers, their holdings of certain mortgage securities or their other financial relationships, in part because of the general weakening of the U.S. economy and the increased financial instability of many borrowers. As a result, these financial institutions might be or become capital constrained and might tighten their lending standards or become insolvent. If they experience shortages of capital and liquidity, or if they experience excessive volumes of borrowing requests from other borrowers within a short period of time, these lenders might not be able or willing to honor their funding commitments to us, which would adversely affect our ability to draw on our credit facilities and, over time, could negatively impact our ability to consummate acquisitions, repay indebtedness as it matures, fund capital expenditures or pay dividends to our stockholders. Continued adverse conditions in the credit markets in future years could also adversely affect the availability and terms of future borrowings, renewals or refinancings.

As with other public companies, the availability of debt and equity capital depends, in part, upon the market price of our common stock and investor demand, which, in turn, depends upon various market conditions that change from time to time. Among the market conditions and other factors that may affect the market price of our common stock is the market’s perception of our current and future financial condition, liquidity, growth potential, earnings, funds from operations and cash distributions. Our failure to meet the market’s expectation with regard to any of these or other items would likely adversely affect the market price of our common stock, possibly materially. If we cannot access capital or we cannot access capital upon acceptable terms, we may be required to liquidate one or more investments in properties at times that may not permit us to realize the maximum return on those investments, which could also result in adverse tax consequences to us. We cannot assure you that we will be able to raise the necessary capital to meet our debt service obligations, pay dividends to our stockholders or make future investments necessary to implement our business plan, and the failure to do so could have a material adverse effect on us.

Our student housing communities have previously been — and in the future may be — subject to impairment charges, which could adversely affect our results of operations and funds from operations.

We are required to periodically evaluate our properties for impairment indicators. A property’s value is considered impaired if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property, based on its intended use, is less than the carrying value of the property. These estimates of cash flows are based on factors such as expected future operating income, trends and prospects, as well as the effects of interest and capitalization rates, demand and occupancy, competition and other factors.

During 2008, management determined that due to declining occupancy and other trends at one student housing community the carrying amount of that property may not be recoverable. In accordance with SFAS No. 144, management estimated the fair value of the property and recorded a $1.6 million impairment loss. Ongoing adverse market and economic conditions and market volatility make it difficult to value our student housing communities. These factors may result in uncertainty in valuation estimates and instability in the estimated value of our student housing communities which, in turn, could result in a substantial decrease in the value of the communities and significant impairment charges.

We continually assess our student housing communities to determine if any dispositions are necessary or appropriate. We are currently testing the market for three of our student housing communities, and may seek to sell certain other student housing communities over the next several years. No assurance can be given that we will be able to recover the current carrying amount of our student housing communities in the future. Our failure to do so would require us to recognize additional impairment charges for the period in which we reached that conclusion, which could materially and adversely affect us and our results of operations and funds from operations.

Future sales or issuances of our common stock may cause the market price of our common stock to decline.

The sale of substantial amounts of our common stock, whether directly by us or in the secondary market, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock could materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity-related securities. In addition, we may issue capital stock or other equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business plan, to adjust our ratio of debt to equity, to satisfy obligations upon the exchange of partnership units in the Operating Partnership and the University Towers Partnership or for other reasons.

The market price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to many factors, including:

•	actual or anticipated variations in our operating results, funds from operations, cash flows or liquidity;
•	change in our earnings estimates or those of analysts and any failure to meet such estimates;
•	changes in our dividend policy;
•	publication of research reports about us, the student housing industry or the real estate industry generally;
•	increases in market interest rates that lead purchasers of our common stock to demand a higher dividend yield;
•	changes in market valuations of similar companies;
•	adverse market reaction to the amount of our outstanding debt at any time, the amount of our maturing debt in the near and medium term and our ability to refinance such debt and the terms thereof or our plans to incur additional debt in the future;
•	additions or departures of key management personnel, including our ability to find attractive replacements;
•	actions by institutional stockholders;
•	speculation in the press or investment community;

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus supplement and the accompanying prospectus; and
•	general market and economic conditions.

Many of the factors listed above are beyond our control. Those factors may cause the market price of our common stock to decline, regardless of our financial performance, condition and prospects. It is impossible to provide any assurance that the market price of our common stock will not fall in the future, and it may be difficult for our stockholders to resell shares of our common stock at prices they find attractive, or at all.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations and funds from operations, our strategic plans and objectives, cost management, occupancy and leasing rates and trends, liquidity and ability to refinance our indebtedness as it matures, anticipated capital expenditures (and access to capital) required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to:

•	risks and uncertainties related to the current recession, the national and local economies, and the real estate industry in general and in our specific markets (including university enrollment conditions and admission policies, and our relationship with these universities);
•	volatility in the capital markets;
•	rising interest and insurance rates;
•	competition from university-owned or other private student housing and our inability to obtain new tenants on favorable terms, or at all, upon the expiration of existing leases;
•	availability and terms of capital and financing, both to fund our operations and to refinance our indebtedness as it matures;
•	legislative or regulatory changes, including changes to laws governing student housing, construction and real estate investment trusts;
•	our possible failure to qualify as a REIT and the risk of changes in laws affecting REITs;
•	our dependence upon key personnel whose continued service is not guaranteed;
•	our ability to identify, hire and retain highly qualified executives in the future and to successfully execute our leadership succession plan;
•	availability of appropriate acquisition and development targets;
•	failure to integrate acquisitions successfully;

•	the financial condition and liquidity of, or disputes with, our joint venture and development partners;
•	impact of ad valorem, property and income taxes;
•	changes in generally accepted accounting principles;
•	construction delays, increasing construction costs or construction costs that exceed estimates;
•	potential liability for uninsured losses and environmental liabilities;
•	lease-up risks; and
•	the potential need to fund improvements or other capital expenditures out of operating cash flow.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully review the risks described under “Risk Factors” beginning on page S-7 in this prospectus supplement and on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2008. New factors may also emerge from time to time that could materially and adversely affect us.

USE OF PROCEEDS

After deducting the underwriting discount and the other estimated expenses of this offering payable by us, we expect net proceeds from this offering of approximately $101 million (or approximately $116 million if the underwriters’ overallotment option is exercised in full).

We intend to contribute the net proceeds to the Operating Partnership in exchange for a number of units to be issued by the Operating Partnership equal to the number of shares of common stock sold in this offering, thereby increasing our ownership of the Operating Partnership. The Operating Partnership intends to use the proceeds to repay debt, including the outstanding balance under its revolving credit facility and a portion of the mortgage debt associated with the communities in our Place portfolio, and any additional net proceeds will be used for general corporate purposes.

Our $100 million revolving credit facility matures on March 30, 2010 and accrues interest equal to a base rate or London InterBank Offered Rate, or LIBOR, plus an applicable margin based upon our leverage. As of June 30, 2009, our revolving credit facility had an outstanding balance of approximately $29.6 million, which bore interest at an annual rate of 2.64%. Affiliates of certain of the underwriters of this offering are lenders under this facility and will receive a pro rata portion of the net proceeds from this offering used to repay the amounts outstanding under such facility. See “Underwriting — Other Relationships.”

As of June 30, 2009, we had approximately $98.6 million of mortgage debt outstanding related to the communities in our Place portfolio. The mortgage debt bears interest at 6.44%, is interest only and matures on December 6, 2009. We intend to apply a portion of the net proceeds from this offering to reduce this mortgage debt. To avoid incurring certain defeasance fees and expenses, we expect to delay the repayment of this debt until October 2009; accordingly, we will hold more cash and cash equivalents than has historically been the case until such time as these funds are used to reduce the mortgage debt.

Pending application of any portion of the net proceeds, we may invest it in interest-bearing accounts and short-term, interest-bearing securities as is consistent with our intention to maintain our qualification for taxation as a REIT. Such investments may include, for example, obligations of the Government National Mortgage Association, other government and governmental agency securities, certificates of deposit and interest-bearing bank deposits.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009 on an actual basis and on an adjusted basis to reflect the sale of 24,500,000 shares of our common stock offered by us in this offering at a public offering price of $4.35 per share, and after the deduction of the underwriting discount and other estimated expenses payable by us, and application of the net proceeds as set forth under “Use of Proceeds.” The table does not give effect to up to 3,675,000 additional shares of our common stock that may be sold pursuant to the underwriters’ overallotment option. You should read the following table in conjunction with the consolidated financial statements and related notes which are incorporated by reference into this prospectus supplement.

	As of June 30, 2009 (In thousands, except share and per share data)(1)
	Actual	As Adjusted
Cash and cash equivalents (excluding restricted cash)	$4,070	$33,830
Mortgage and construction loans, net of unamortized premium/discount	$450,493	$408,893
Revolving line of credit	$29,600	$—
Total debt	$480,093	$408,893
Redeemable noncontrolling interests	$11,325	$11,325
Equity:
Education Realty Trust, Inc. stockholders’ equity:
Common stock, $0.01 par value per share	$285	$530
Additional paid-in capital	$302,876	$403,591
Accumulated deficit	$(40,717)	$(40,717)
Total Education Realty Trust, Inc. stockholders’ equity	$262,444	$363,404
Noncontrolling interests	$2,863	$2,863
Total equity	$265,307	$366,267
Total capitalization	$756,725	$786,485

(1)	As of June 30, 2009, we had approximately $98.6 million of mortgage debt outstanding related to the communities in our Place portfolio. The as adjusted column assumes approximately $41.6 million of the net proceeds from this offering are used to repay the mortgage debt associated with the communities in our Place portfolio, which implicitly assumes that we will repay the remaining $57 million of mortgage debt related to the communities in our Place portfolio with borrowings under our credit facility with Fannie Mae, which we are seeking to amend to provide for increased borrowing capacity, or cash from other sources. If we are unsuccessful in expanding the borrowing capacity under our credit facility with Fannie Mae and do not have cash available from other sources, we may use a larger portion of the net proceeds from this offering to repay mortgage debt associated with the communities in our Place portfolio.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NYSE under the symbol “EDR.” The table below sets forth, for the fiscal quarters indicated, high and low reported sales prices per share on the NYSE and the cash dividends per share with respect to such fiscal quarter. The last reported sale price of our common stock on the NYSE on July 22, 2009 was $4.70 per share.

	Stock Price
	High	Low	Dividends
2007
First Quarter	$15.53	$13.76	$0.2050
Second Quarter	$15.00	$13.36	$0.2050
Third Quarter	$14.39	$11.68	$0.2050
Fourth Quarter	$14.24	$10.44	$0.2050
2008
First Quarter	$13.89	$9.95	$0.2050
Second Quarter	$14.50	$11.15	$0.2050
Third Quarter	$13.46	$9.84	$0.2050
Fourth Quarter	$11.06	$2.16	$0.1025
2009
First Quarter	$6.03	$2.61	$0.1025
Second Quarter	$5.24	$3.32	$0.1025
Third Quarter (through July 22, 2009)	$5.10	$4.22	—

On July 10, 2009, our board of directors declared a second quarter dividend of $0.1025 per share of common stock, payable entirely in cash. The dividend is payable on August 14, 2009 to holders of record of our common stock on July 31, 2009; accordingly, purchasers of common stock in this offering who hold such stock on July 31, 2009 will be entitled to receive this dividend. Our board of directors has determined that, beginning with our quarterly dividend for the third quarter of 2009 and contingent upon completion of this offering, it is in our best interest to reduce the quarterly cash dividend per share of common stock from $0.1025 (an annual rate of $0.41 per share) to $0.05 (an annual rate of $0.20 per share). We can provide no assurance that our board of directors will not reduce or eliminate the payment of dividends on our common stock, or change the form of any dividend payments in accordance with applicable IRS procedures, in the future, whether or not this offering is completed.

It has been our policy to declare and pay dividends to the holders of shares of our common stock so as to comply with applicable provisions of the Internal Revenue Code of 1986, as amended, or Code, governing REITs. The discussion of our dividend policy contained in this prospectus supplement supersedes and replaces any discussion of our prior dividend policy contained in our Annual Report on Form 10-K for the year ended December 31, 2008 or in the accompanying prospectus.

Our board of directors will continue to evaluate our per share dividend payments on a quarterly basis as they monitor the capital markets and the impact of the economy on us. The decision as to whether to authorize and pay dividends on our common stock in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our board of directors in light of conditions then existing, including our earnings, funds from operations, financial condition, liquidity, capital requirements, debt maturities, the availability of capital, contractual prohibitions or other restrictions, applicable REIT and legal restrictions and general overall economic conditions and other factors. While the statements above concerning our dividend policy represent our current expectation, any actual dividend payable will be determined by our board of directors based upon the circumstances at the time of declaration and the actual number of shares then outstanding, and any dividend payable may vary from such expected amounts.

The transfer agent and registrar for our common stock is currently American Stock Transfer & Trust Company, LLC.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

As described more fully in the accompanying prospectus, we have elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations, which set forth the requirements for qualification as a REIT. In the opinion of Bass, Berry & Sims PLC, we qualified to be taxed as a REIT for our taxable years ended December 31, 2005 through December 31, 2008 and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2009 and in the future. Investors should be aware that Bass, Berry & Sims PLC’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the IRS or any court and speaks as of the date issued. In addition, Bass, Berry & Sims PLC’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Bass, Berry & Sims PLC has reviewed those matters in connection with the foregoing opinion, Bass, Berry & Sims PLC will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements.

The following discussion, which supplements the discussion under the heading “Federal Income Tax Considerations” in the accompanying prospectus, is a summary of certain additional federal income tax considerations regarding our qualification as a REIT, the ownership of our common stock and certain distributions of our stock. You are urged to consult your own tax advisor regarding the specific tax consequences of the purchase, ownership and sale of our common stock.

Recent Tax Legislation

The Housing and Economic Recovery Act of 2008, or the “Housing Act,” revised the tax treatment of certain foreign currency exchange gains for purposes of the 75% and 95% gross income tests. In general, if “real estate foreign exchange gain” (as defined in Code Section 856(n)(2)) is recognized after July 30, 2008, such foreign exchange gain will not constitute gross income for purposes of the 75% and 95% gross income tests. If “passive foreign exchange gain” (as defined in Code Section 856(n)(3)) that is not “real estate foreign exchange gain” is recognized after July 30, 2008, such foreign exchange gain will not constitute gross income for purposes of the 95% gross income test, but will generally be included in gross income and treated as nonqualifying income for purposes of the 75% gross income test.

The Housing Act provides that certain “qualified hedging income” (as described below) derived from transactions we may enter after July 30, 2008 is excluded from both the 75% and 95% gross income tests. Historically, “qualified hedging income” included only income derived from transactions that hedged indebtedness incurred or to be incurred by us to acquire or carry real estate assets. Under the Housing Act, for transactions entered into by us after July 30, 2008, “qualified hedging income” is expanded to include income recognized by us from a transaction primarily entered into to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests. Under both prior law and the Housing Act, we are also required to properly identify any such hedges in our books and records.

Under the Housing Act, beginning with our 2009 taxable year, we may hold up to 25% of the total value of our assets in the form of securities issued by our taxable REIT subsidiaries.

We are subject to a 100% penalty tax on income from prohibited transactions (generally, income derived from the sale of property held primarily for sale to customers in the ordinary course of business). With respect to prohibited transactions occurring after July 30, 2008, any foreign currency gain (as defined in Section 988(b)(1) of the Code) and any foreign currency loss (as defined in Section 988(b)(2) of the Code) will be taken into account in determining the amount of income subject to the 100% penalty tax. The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In the case of sales taking place after July 30, 2008, the Housing Act makes it easier to comply with the safe harbor by reducing from 4 years to 2 years the time periods during which certain conditions must be satisfied. In order to meet the safe harbor, for transactions occurring after July 30, 2008, among other conditions, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income), (ii) we must not have made aggregate expenditures during the 2-year period preceding the date of sale that exceed 30% of the net selling price of the property, and (iii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, either the aggregate adjusted basis of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis of all of our assets as of the beginning of the taxable year or the aggregate fair market value of all the properties sold by us during the taxable year must not exceed 10% of the aggregate fair market value of all our assets as of the beginning of the taxable year.

Certain Distributions of Our Stock

The IRS recently issued guidance that permits certain distributions made by a REIT consisting of both cash and its stock to be treated as dividend distributions for purposes of satisfying the annual distribution requirements applicable to REITs. Based on that guidance, if we satisfy certain requirements, including the requirement that at least 10% of the total value of any such distribution consists of cash, the cash and our stock that we distribute will be treated as a dividend, to the extent of our current or accumulated earnings and profits. If we make such a distribution to our stockholders, each of our stockholders will be required to treat the total value of the distribution that each stockholder receives as a dividend, to the extent of each stockholder’s pro-rata share of our current or accumulated earnings and profits, regardless of whether such stockholder receives cash, our stock or a combination of cash and our stock. For a general discussion of the federal income tax consequences to our stockholders on the receipt of dividends, see “Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders,” “— Taxation of Tax-Exempt Stockholders” and “— Taxation of Non-U.S. Stockholders” in the accompanying prospectus.

We advise each of our stockholders that the taxes resulting from your receipt of a distribution consisting of cash and our stock may exceed the cash that you receive in the distribution. We urge you to consult your tax advisor regarding the specific federal, state, local and foreign income and other tax consequences of distributions consisting of both cash and our stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc. and UBS Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our Operating Partnership and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	12,738,856
KeyBanc Capital Markets Inc.	4,009,481
UBS Securities LLC	4,009,481
Morgan Keegan & Company, Inc	2,138,390
Keefe, Bruyette & Woods, Inc	1,069,195
Stifel, Nicolaus & Company, Incorporated	534,597
Total	24,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of common stock to be sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives of the underwriters have advised us that the underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.11 per share. After the initial public offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option described below.

	Per Share	Without Option	With Option
Public offering price	$4.35	$106,575,000	$122,561,250
Underwriting discount	$.1957	$4,794,650	$5,513,848
Proceeds, before expenses, to us	$4.1543	$101,780,350	$117,047,402

The expenses of the offering, not including the underwriting discount, are estimated at $820,000 and are payable by us. In no event will the maximum discount to be received by any FINRA member in connection with this offering exceed 10%.

Overallotment Option

We have granted an option to the underwriters to purchase up to 3,675,000 additional shares of common stock at the public offering price appearing on the cover page of this prospectus supplement, less the underwriting discount, solely to cover any overallotments. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of common stock proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

Our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of each of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly, and, in each case, not to publicly disclose the intention to:

•	offer, pledge, sell or contract to sell any common stock or Operating Partnership units;
•	sell any option or contract to purchase any common stock or Operating Partnership units;
•	purchase any option or contract to sell any common stock or Operating Partnership units;
•	grant any option, right or warrant for the purchase of any common stock or Operating Partnership units;
•	lend or otherwise dispose of or transfer any common stock or Operating Partnership units;
•	request or demand that we file a registration statement related to the common stock or Operating Partnership units; or
•	enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock or Operating Partnership units whether any such swap, hedge or transaction is to be settled by delivery of shares of common stock, Operating Partnership units or other securities, in cash or otherwise.

This lock-up provision applies to common stock, Operating Partnership units and securities convertible into or exchangeable or exercisable for or repayable with common stock or Operating Partnership units. It also applies to common stock and Operating Partnership units owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

Our shares of common stock are listed on the New York Stock Exchange under the symbol “EDR.”

Price Stabilization, Short Positions

Until the distribution of our shares of common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the underwriters’ overallotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. Each such underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement and the accompanying prospectus is available on the Internet web site maintained by each such underwriter. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on each underwriter’s web site is not part of this prospectus supplement or the accompanying prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

KeyBank National Association, UBS Loan Finance LLC and Regions Bank, each of which is an affiliate of an underwriter in this offering, are lenders under our $100 million revolving credit facility. KeyBank National Association also acts as administrative agent and KeyBanc Capital Markets Inc. acts as sole book-runner and lead arranger under this facility. UBS Securities LLC acts as co-syndication agent under this facility. See also “Recent Developments — Refinancing of Existing Debt.”

We intend to use the net proceeds of this offering to repay debt, including the outstanding balance under our revolving credit facility, a portion of the mortgage debt associated with the communities in our Place portfolio, and the remainder, if any, for general corporate purposes. The affiliates of the underwriters that are lenders under our revolving credit facility will each receive a pro rata portion of the net proceeds from this offering used to repay the outstanding balance under such facility.

Notice to Prospective Investors in the EEA

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a relevant member state), an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that relevant member state except that an offer to the public in that relevant member state of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that relevant member state:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
•	to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of shares of common stock which are the subject of the offering contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of common stock through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus supplement.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Each person in a relevant member state who receives any communication in respect of, or who acquires any shares under, the offer of shares of common stock contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a)  it is a “qualified investor” within the meaning of the law in that member state implementing Article 2(1)(e) of the Prospectus Directive; and

(b)  in the case of any shares of common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares of common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any relevant member state other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares of common stock have been acquired by it on behalf of persons in any relevant member state other than qualified investors, the offer of those shares of common stock to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the shares of common stock which are the subject of the offering contemplated by this prospectus supplement do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares of common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The shares of common stock are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares of common stock with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This document as well as any other material relating to the shares of common stock is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of our common stock which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on such shares. If you do not understand the contents of this document, you should consult an authorized financial adviser.

LEGAL MATTERS

Certain legal matters and certain federal income tax matters will be passed upon for us by Bass, Berry & Sims PLC, Memphis, Tennessee. Certain matters of Maryland law, including the validity of the common stock to be issued in connection with this offering, will be passed upon for us by Venable LLP, Baltimore, Maryland. Sidley Austin LLP, New York, New York will act as counsel to the underwriters with respect to this offering.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report included therein, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. In addition, you may read and copy our SEC filings at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. We also make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended, as well as the definitive proxy statement and Section 16 reports on Forms 3, 4 and 5. Our website address is www.educationrealty.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, except as described below, a part of this prospectus supplement or the accompanying prospectus or incorporated into any other filings that we make with the SEC.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and the accompanying prospectus and the information we file subsequently with the SEC prior to the completion of this offering will automatically update and supersede this information.

We previously filed the following documents with the SEC and such filings are incorporated by reference into this prospectus supplement:

•	Annual Report on Form 10-K for the year ended December 31, 2008 (including portions of our definitive Proxy Statement for the 2009 Annual Meeting of Stockholders incorporated therein by reference);
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009;
•	Current Report on Form 8-K filed on January 5, 2009;
•	Current Report on Form 8-K filed on February 20, 2009;
•	Current Report on Form 8-K filed on July 6, 2009 (excluding the information furnished under Item 7.01 and Exhibits 99.1 and 99.2); and
•	The description of our common stock contained in our Registration Statement on Form 8-A filed on January 25, 2005.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and before all of the securities offered by this prospectus supplement are sold are incorporated by reference into this prospectus supplement from the date of the filing of such documents, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated by reference in this prospectus supplement and the accompanying prospectus. Information that we subsequently file with the SEC as aforesaid will automatically update and may supersede information in this prospectus supplement, the accompanying prospectus and information previously filed with the SEC.

You may request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing or calling Investor Relations at the following address and telephone number:

Education Realty Trust, Inc.
530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117
(901) 259-2500

PROSPECTUS

$250,000,000

Debt Securities
Preferred Stock
Common Stock
Depositary Shares

From time to time, we may offer to sell common stock, preferred stock, debt securities or depositary shares under this prospectus. The total offering price of these securities will not exceed $250,000,000 in the aggregate. This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus that contains specific information about the offering and the terms of the securities. This prospectus may not be used to consummate sales of these securities unless accompanied by a prospectus supplement. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “EDR.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

No person may own more than 9.8% of the total value, number or voting power, whichever is more restrictive, of our outstanding capital stock, unless our Board of Directors waives this limitation.

Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our most recent Annual Report on Form 10-K under “Item 1.A Risk Factors” and the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 25, 2006.

You should only rely on the information contained or incorporated by reference in this prospectus and in a prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Education Realty Trust, Inc. (referred to as “we,” “us,” “our,” or the “company”), has filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any applicable supplement together with additional information described under the heading “Where You Can Find More Information” and incorporated by reference either in this prospectus or any prospectus supplement.

THE COMPANY

Education Realty Trust, Inc. is a self-managed and self-advised real estate investment trust, or REIT, organized in July 2004 to acquire, own and manage high quality student housing communities located near university campuses. We were formed to continue and expand upon the student housing business of Allen & O’Hara, Inc., or the “EDR Predecessor,” a company with over 40 years of experience as an owner, manager and developer of student housing. From 1964 through 2004, the EDR Predecessor owned and operated 26 student housing communities located in 13 states containing over 16,000 beds and managed a total of 67 communities located in 21 states containing approximately 36,000 beds at 47 universities.

As of June 30, 2006, we owned 40 off-campus student housing communities located in 17 states containing 26,019 beds in 7,953 apartment units located near 32 universities. As of June 30, 2006, we provided third-party management services for 19 student housing communities located in 11 states containing 10,400 beds in 3,374 apartment units at 15 universities. We also provide third-party development consulting services as requested by our clients. Our principal executive offices are located at 530 Oak Court Drive, Memphis, Tennessee 38117 and our telephone number is (901) 259-2500.

Our owned student housing communities typically have the following characteristics:

•	located in close proximity to university campuses (within two miles);
•	average age of approximately six years;
•	designed specifically for students with modern unit plans and amenities; and
•	supported by our long-standing Community Assistant program and other student-oriented activities and services that enhance the college experience.

RISK FACTORS

Investment in our securities involves risk. Before acquiring any securities offered pursuant to this prospectus or any prospectus supplement, you should carefully consider the risks and information contained in, or incorporated by reference, in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risks of an investment in our Company set forth under the caption “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission, or SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in our securities. Please also refer to the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This document, including the documents incorporated by reference into this document, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Such forward-looking statements include, without limitation, statements concerning our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry. Examples of forward-looking statements also include statements regarding our expectations, beliefs, plans, goals, objectives and future financial or other performance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

All of the foregoing factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time that could adversely affect our business. It is not possible for us to predict all of the factors that may from time to time affect our business or to assess the potential impact of each such factor. You are advised to read carefully the section of this prospectus entitled “Risk Factors” and the information under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent annual report filed on Form 10-K and under the captions “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Part II under “Item 1A. Risk Factors” in our quarterly reports on Form 10-Q, and as described in our other filings with the SEC for a more in depth discussion of the material risks to our business.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the six months ended June 30, 2006 and the years ended December 31, 2001, 2002, 2003, 2004, and 2005 are set forth below. Information presented for periods prior to January 31, 2005, the date of our initial public offering, relate to our predecessor. For purposes of calculating the ratio of earnings to fixed charges, earnings consists of income before taxes, minority interest, and equity in earnings of equity investees, plus fixed charges less capitalized interest. Fixed charges include interest expense, capitalized interest, amortization of premiums, discounts, and deferred financing costs related to debt and an estimate of the interest component of rent expense.

	Twelve Months Ended December 31,					Six Months Ended June 30, 2006
	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges	1.43	1.02	1.07	1.10	—	—

For the year ended December 31, 2005 and the six months ended June 30, 2006 fixed charges exceeded earnings by $16,068 and $3,702, respectively.

USE OF PROCEEDS

Unless otherwise described in a prospectus supplement, we will contribute the net proceeds of any sale of the offered securities to our operating partnership in exchange for units of limited partnership interest having characteristics similar to those of the offered securities and our operating partnership will use the net proceeds for general corporate purposes, which may include the acquisition or development of student housing communities, the improvement of student housing communities and the repayment of debt.

DESCRIPTION OF CAPITAL STOCK

General

We were formed under the laws of the State of Maryland. Rights of our stockholders are governed by the Maryland General Corporation Law, or MGCL, our charter and our bylaws. The following is a summary of the material provisions of our capital stock.

Authorized Stock

Our charter provides that we may issue up to 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. In addition, our charter provides that our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that we have authority to issue. As of June 30, 2006, there were 26,514,099 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive distributions on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.

Subject to the provisions of our charter regarding the restrictions on transfer of stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal distribution, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for a lesser percentage for these matters. Therefore, except for certain charter amendments, any such action will be effective and valid if declared advisable by our board of directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. In addition, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Maryland law also does not require approval of the stockholders of a parent corporation to merge or sell all or substantially all of the assets of a subsidiary entity. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any unissued shares of common stock and any previously classified but unissued shares of preferred stock of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. If we offer shares of preferred stock, the applicable prospectus supplement will describe each of the following terms that may be applicable in respect of any preferred stock offered and issued pursuant to this prospectus:

•	the specific designation, number of shares, seniority and purchase price;
•	any liquidation preference per share;
•	any maturity date;
•	any mandatory or optional redemption or repayment dates and terms or sinking fund provisions;
•	any dividend rate or rates and the dates on which any dividends will be payable (or the method by which such rates or dates will be determined);
•	any voting rights;
•	any rights to convert the preferred stock into other securities or rights, including a description of the securities or rights into which such preferred stock are convertible (which may include other shares of preferred stock) and the terms and conditions upon which such conversions will be effected, including, without limitation, conversion rates or formulas, conversion periods and other related provisions;
•	the place or places where dividends and other payments with respect to the preferred stock will be payable; and
•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions imposed for the purpose of maintaining our qualification as a REIT under the Internal Revenue Code of 1986, as amended.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors, without stockholder approval, to amend our charter to increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by us). In addition, if we, or one or more owners (actually or constructively) of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by us).

Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the most restrictive of the number, voting power, or value of shares of our capital stock outstanding or (ii) 9.8% of the most restrictive of the number, voting power or value of our outstanding stock. We refer to this restriction as the “ownership limit.”

The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our capital stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding capital stock and thereby subject that capital stock to the ownership limit.

Our board of directors may, in its sole discretion, waive the ownership limit with respect to one or more stockholders who would not be treated as “individuals” for purposes of the Code if it obtains such representations and undertakings as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of shares of our stock will violate the ownership limit and such stockholders do not and represent that they will not own, actually or constructively, an interest in any tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest in such tenant. Such stockholders must also agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to a charitable trust.

As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities. The decreased ownership limit will not be effective for any person or entity whose percentage ownership in our stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock in excess of such percentage ownership of our stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer “individuals” (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.9% of the value of our outstanding stock.

Our charter further prohibits:

•	any person from actually or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and
•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. In addition, if any purported transfer of our stock or any other event would result in any person violating the ownership limit or our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then the number of shares in excess of the ownership limit or causing the violation (rounded to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. However, in the event that the transfer to the trust would not be effective for any reason to prevent the violation, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner (collectively referred to hereinafter as the “purported owner”) as to the number of shares in excess of the ownership limit or causing the violation. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. The purported owner will have no rights to the shares held by the trustee. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the charitable beneficiary of the trust and all dividends and other distributions paid by us with respect to such “excess” shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary.

Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or other restrictions. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (i) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our stock to the trust) and (ii) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the charitable beneficiary.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of our outstanding stock must give written notice to us within 30 days after the end of each taxable year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements or any taxing authority or governmental agency or to determine any such compliance.

All certificates representing shares of our stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of our outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

Material provisions of Maryland Law and of our charter and bylaws

The following is a summary of certain provisions of Maryland law and of our charter and bylaws. See “Where you can find more information.”

The Board of Directors.  Our bylaws provide that the number of directors of our Company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL (generally, one) nor more than 15. Any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred.

Pursuant to our charter, each member of our board of directors will serve one year terms, with each current director serving until the 2007 annual meeting of stockholders and until their respective successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders at which our board of directors is elected, the holders of a majority of the shares of our common stock will be able to elect all of the members of our board of directors. Moreover, our charter permits our stockholders to remove a director, but only for cause, upon the affirmative vote of a majority of the shares of our common stock entitled to vote on any such proposal.

Business Combinations.  Maryland law prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our voting stock; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock; and
•	two-thirds of the votes entitled to be cast by holders of the voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Our board of directors has by resolution exempted any business combination between the corporation and our officers and directors from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of our officers and directors unless our board later resolves otherwise. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland business combination statute.

Control Share Acquisitions.  The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock and, consequently, the applicability of the control share acquisitions unless we later amend our bylaws to modify or eliminate this provision.

Subtitle 8.  Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling by stockholders of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) vest in the board the exclusive power to fix the number of directorships and (b) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of a majority of outstanding shares to call a special meeting. We have elected to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on the board.

Amendment to our charter.  Our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter, other than amendments to provisions relating to the removal of directors, which must be declared advisable by our board of directors and approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

Dissolution of our Company.  The dissolution of our Company must be declared advisable by a majority of the entrie board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance notice of director nominations and new business.  Our bylaws provide that:

•	with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:
•	pursuant to our notice of the meeting;
•	by, or at the direction of, a majority of our board of directors; or
•	by a stockholder who is a stockholder of record both at the time of giving of notice and at the time of the special meeting and has complied with the advance notice procedures set forth in our bylaws;
•	with respect to special meetings of stockholders, only the business specified in our Company’s notice of meeting may be brought before the meeting of stockholders, unless otherwise provided by law; and
•	nominations of individuals for election to our board of directors at any annual or special meeting of stockholders may be made only:

•	by, or at the direction of, our board of directors; or
•	by a stockholder who is a stockholder of record both at the time of giving of notice and at the time of the special meeting and has complied with the advance notice provisions set forth in our bylaws, provided that our board of directors has determined that directors shall be elected at such meeting.

Anti-takeover effect of certain provisions of Maryland law and of our charter and bylaws.  The business combination provisions of the MGCL, the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our board of directors resolves to avail the corporation of any of the provisions of Subtitle 8 of Title 3 of the MGCL not currently applicable to us or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and limitation of directors’ and officers’ liability.  Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:
•	was committed in bad faith; or
•	was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not, and our Company will not, indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to, and our Company will, advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate our Company and our bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our Company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our bylaws also authorize us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

The partnership agreements of our Operating Partnership and University Towers Partnership provide that we, as general partner of our Operating Partnership and University Towers Partnership, and our officers and directors are indemnified to the fullest extent permitted by law.

We have entered into indemnification agreements with each of our executive officers and directors.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, referred to herein as the “Securities Act,” the Securities and Exchange Commission has indicated that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, the terms and who the depository will be;
•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	the terms of the subordination of any series of subordinated debt;
•	the place where payments will be payable;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;
•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;
•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;
•	whether we will be restricted from incurring any additional indebtedness;
•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities;
•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default Under the Indentures

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for a number of days to be stated in the indenture and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;
•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for a number of days to be stated in the indenture after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and
•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to debt securities of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and
•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and
•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities; or
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	compensate and indemnify the trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of the Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of Maryland, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock (“Depositary Shares”). In such event, we will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as described below.

The shares of any series of preferred stock represented by Depositary Shares will be deposited under a Deposit Agreement (the “Deposit Agreement”) between us and the depositary named in the applicable prospectus supplement (the “Depositary”). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such Depositary Share, to all the rights and preferences of our preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (“Depositary Receipts”). Depositary Receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. If Depositary Shares are issued, copies of the forms of Deposit Agreement and Depositary Receipt will be incorporated by reference in the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such documents.

Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon our written order, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at our expense.

Dividends And Other Distributions

The Depositary will distribute all cash dividends or other cash distributions received in respect of our preferred stock to the record holders of Depositary Shares relating to such preferred stock in proportion to the number of such Depositary Shares owned by such holders. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and the balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of our preferred stock shall be made available to the holders of Depositary Shares.

Redemption Of Depositary Shares

If a series of preferred stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of preferred stock held by the Depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of preferred stock. Whenever we redeem shares of preferred stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of preferred stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the money, securities or other property payable upon such redemption and any money, securities or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

Voting Our Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such preferred stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for our preferred stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of preferred stock represented by such Depositary Shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary may abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such preferred stock.

Amendment And Termination Of The Depositary Agreement

The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The Deposit Agreement may be terminated by us or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of our preferred stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

Charges Of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of our preferred stock and any redemption of our preferred stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

Miscellaneous

The Depositary will forward to holders of Depository Receipts all reports and communications from the Company that are delivered to the Depositary and that we are required to furnish to holders of preferred stock.

Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation And Removal Of The Depositary

The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Restrictions On Ownership

The Deposit Agreement will contain provisions restricting the ownership and transfer of Depositary Shares. Such restrictions will be described in the applicable prospectus supplement and will be referenced on the applicable Depositary Receipts.

LEGAL OWNERSHIP OF THE SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;
•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations when a Global Security will be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;
•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;
•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;
•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;
•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and
•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;
•	if we notify any applicable trustee that we wish to terminate that global security; or
•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary (not the Company or any applicable trustee), is responsible for deciding the names of the institutions that will be the initial direct holders.

FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the federal income tax issues that you may consider relevant in acquiring our securities. Our counsel, Bass, Berry & Sims PLC, has reviewed this summary and is of the opinion that it describes the federal income tax considerations that are likely to be material to a holder of our securities. The discussion contained herein does not purport to deal with all aspects of taxation that may be relevant to prospective purchasers in light of their personal investment or tax circumstances, or to prospective purchasers who are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons liable for the alternative minimum tax, persons holding our common stock through partnerships, S corporations or other pass through entities, foreign corporations and persons who are not citizens or residents of the United States.

The statements in this section are based on the current federal income tax laws governing qualification as a REIT as of the date of this prospectus. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

Taxation of EDR

Education Realty Trust elected to be taxed as a REIT for its taxable year ended December 31, 2005. We believe that we have operated in a manner intended to qualify as a REIT since our election to be a REIT and we intend to continue to operate in such a manner. In the opinion of Bass, Berry & Sims PLC, Education Realty Trust qualified to be taxed as a REIT for its taxable year ended December 31, 2005, and its current and proposed method of operation will enable it to continue to so qualify for the taxable year ending December 31, 2006 and in the future. Investors should be aware that opinions of counsel are not binding on the Internal Revenue Service or a court, and there cannot be any assurance that the Internal Revenue Service or a court will not take a contrary position. It also must be emphasized that counsel’s opinion is based on various assumptions and is conditioned upon numerous representations made by us as to factual matters, including representations regarding the nature of our assets and income and the future conduct of our business. Moreover, the Company’s taxation and qualification as a REIT depend upon its ability to meet on a continuous basis the annual operating results, asset ownership tests, distribution requirements, diversity of stock ownership and the various other qualification tests imposed by the Code described below. Bass, Berry & Sims PLC will not review Education Realty Trust’s compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the Company has operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. Pursuant to our charter, our board of directors has the authority to make any tax elections on our behalf that, in its sole judgment, are in our best interest. This authority includes the ability to elect not to qualify as a REIT for federal income tax purposes or, after qualifying as a REIT to revoke or otherwise terminate our status as a REIT. Our board of directors has the authority under our charter to make these elections without the necessity of obtaining the approval of our stockholders. In addition, our board of directors has the authority to waive any restrictions and limitations contained in our charter that are intended to preserve our status as a REIT during any period in which our board of directors has determined not to pursue or preserve our status as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex. The following discussion sets forth only the material aspects of those laws. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and related administrative and judicial interpretations thereof.

Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would cause a REIT to be a less advantageous tax status for companies that invest in real estate, and it could become more advantageous for such companies to elect to be taxed for federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the ability, under certain circumstances, to elect not to qualify us as a REIT or, after we have qualified as a REIT, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and to all investors and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

If Education Realty Trust qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its stockholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and stockholder levels) that generally results from an investment in a C corporation. A C corporation generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. Even if we qualify as a REIT, however, we will be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.
•	Under some circumstances, we will be subject to alternative minimum tax.
•	We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) held primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.
•	If we have net income from prohibited transactions (which are, in general, sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), that income will be subject to a 100% tax.
•	If we fail to satisfy either of the 75% or 95% Income Tests (discussed below) but have nonetheless maintained our qualification as a REIT because applicable conditions have been met, we will be subject to a 100% tax on an amount equal to (i) the greater of the amount by which we fail the 75% or 95% Income Test, multiplied by (ii) a fraction calculated to reflect our profitability.
•	If we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.
•	Education Realty Trust may elect to retain and pay income tax on its net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of Education Realty Trust’s undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax Education Realty Trust paid.
•	If we acquire any asset from a C corporation (i.e., a corporation generally subject to corporate-level tax) in which the basis of the asset in our hands is determined by reference to the basis in the hands of the C corporation and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then a portion of the gains may be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Internal Revenue Service.
•	If we receive non-arm’s length income from one of our taxable REIT subsidiaries (as defined below under “— Requirements for Qualification as a REIT — Asset Tests”), we will be subject to a 100% tax on the amount of our non-arm’s length income.
•	If we fail any of the asset (other than a de minimis failure of the 5% asset test or the 10% vote or value test), as described below under “— Requirements for Qualification — Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, and file a schedule with the Internal Revenue Service describing the assets that caused the failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy any of the asset tests.
•	If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than the gross income tests and the asset tests, we will be required to pay a penalty of $50,000 for each such failure.

Taxable REIT Subsidiaries

A taxable REIT subsidiary, or TRS, is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

We have made a TRS election for our management company. A limited liability company that has one owner is not treated as an entity separate from its owner for federal income tax purposes absent an affirmative election to be taxed as a corporation. Our management company will be the sole owner of our development company, which is a limited liability company. Additionally, our development company does not intend to elect to be taxed as a corporation. Accordingly, all assets, operations and income of our development company will, for federal income tax purposes be deemed to be owned, carried on or earned by our management company.

A TRS is subject to federal income tax at regular corporate rates (maximum rate of 35%) and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of our TRSs will also be subject to tax, either (i) to us if we do not pay the dividends received to our stockholders as dividends, or (ii) to our stockholders if we do pay out the dividends received to our stockholders. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “— Requirements for Qualification as a REIT — Asset Tests” that generally precludes ownership of more than 10% (by vote or value) of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the TRSs in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets, and we intend, to the extent necessary, to limit the activities of our management company and development company or take other actions necessary to satisfy the 20% value limit. We cannot, however, assure that we will always satisfy the 20% value limit or that the Internal Revenue Service will agree with the value we assign to our management company (including the value of our development company) and any other TRS we own an interest in.

We may engage in activities indirectly though a TRS as necessary or convenient to avoid receiving the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a TRS for providing services that are non-customary, such as food services, cleaning, transportation, security and, in some cases, parking and services to unrelated parties (such as our third-party development and management services) that might produce income that does not qualify under the gross income tests described below. We might also hold certain properties in our management company or development company if we determine that the ownership structure of such properties may produce income that would not qualify for purposes of the REIT income tests described below. We may also use TRS subsidiaries to satisfy various lending requirements with respect to special purpose bankruptcy remote entities.

Requirements for Qualification

In order for us to qualify, and continue to qualify, as a REIT, we must meet, and we must continue to meet, the requirements discussed below relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping.

Organizational Requirements

A REIT is a corporation, trust, or unincorporated association that meets the following requirements:

(1)	it is managed by one or more trustees or directors;
(2)	its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;
(3)	it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;
(4)	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)	at least 100 persons are beneficial owners of its shares or ownership certificates;
(6)	not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of any taxable year;
(7)	it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;
(8)	it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and
(9)	it meets certain other qualification tests, described below, regarding the nature of its income and assets.

Education Realty Trust must meet requirements (1) through (4) during its entire taxable year and must meet requirement (5) during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If Education Realty Trust complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated requirement (5), it will be deemed to have satisfied requirement (5) for such taxable year. For purposes of determining share ownership under requirement (6), an “individual” generally includes pension funds and other specified tax-exempt entities, except that a “look through” exception applies with respect to pension funds.

Education Realty Trust believes that it has issued sufficient common stock with sufficient diversity of ownership to satisfy requirements (5) and (6) set forth above. In addition, Education Realty Trust’s charter contains restrictions on the ownership and transfer of the common and preferred stock which are intended to assist Education Realty Trust in continuing to satisfy the ownership requirements described in (5) and (6) above. The provisions of the charter restricting the ownership and transfer of the common and preferred stock are described in “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Education Realty Trust currently has 18 corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT and which does not elect to be a taxable REIT subsidiary (defined above). Thus, in applying the requirements described herein, any “qualified REIT subsidiary” of Education Realty Trust will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of Education Realty Trust.

In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, Education Realty Trust’s proportionate share of the assets, liabilities, and items of income of our Operating Partnership, and of any other partnership in which Education Realty Trust has acquired or will acquire an interest, directly or indirectly (a “Subsidiary Partnership”), are treated as assets and gross income of Education Realty Trust for purposes of applying the various REIT qualification requirements. If a partnership or limited liability company in which we own an interest takes or expects to take actions which could jeopardize our status as a REIT, or requires us to pay tax, we may be forced to dispose of our interest in that entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action within a period of time which would allow us to dispose of our interest in the respective entity or take other corrective action on a timely basis. In such a case, we would fail to qualify as a REIT.

Gross Income Tests

Education Realty Trust must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of the 75% gross income test includes, but is not limited to:

•	rents from real property;
•	interest on debt secured by mortgages on real property or on interests in real property;
•	gain from the sale of real estate assets; and
•	dividends or other distributions on and gain from the sale of shares in other REITs.

Second, at least 95% of its gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing. Gross income from Education Realty Trust’s sale of property that it holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator of both income tests. For taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” that Education Realty Trust enters into to hedge indebtedness incurred, or to be incurred, to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). Education Realty Trust will monitor the amount of its nonqualifying income and will manage its portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of these tests to Education Realty Trust.

Rents from Real Property.  Rent that Education Realty Trust receives from real property that it owns and leases to its residents will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales;
•	Second, neither Education Realty Trust nor a direct or indirect owner of 10% or more of its stock may own, actually or constructively, 10% or more of a tenant from whom it receives rent, other than a TRS with respect to which certain other requirements are met;
•	Third, none of the rent attributable to personal property leased in connection with a lease of real property will qualify as “rents from real property” if the rent attributable to the personal property exceeds 15% of the total rent received under the lease; and
•	Fourth, Education Realty Trust generally must not operate or manage its real property or furnish or render non-customary services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom Education Realty Trust does not derive revenue. An independent contractor is any person who does not own, directly or indirectly, more than 35% of the REIT’s stock and in which not more than 35% interest is owned, directly or indirectly, by one or more person also owning 35% or more of the REIT. However, Education Realty Trust need not provide services through an “independent contractor,” but instead may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, Education Realty Trust may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its gross income from the related property. Finally, Education Realty Trust may own up to 100% of the stock of one or more TRSs, which may provide non-customary services to its tenants without tainting the rents from the related properties.

If a portion of the rent Education Realty Trust receives from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of Education Realty Trust’s gross income during the year and Education Realty Trust does not qualify for certain statutory relief requirements, Education Realty Trust would lose its REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying TRSs; or (3) Education Realty Trust furnishes non-customary services to the tenants of the property, or manages or operates the property, other than through a qualifying independent contractor or a TRS. In any of these circumstances, Education Realty Trust could lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income test.

Prohibited Transaction.  Any gain that Education Realty Trust realizes on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Education Realty Trust’s gain would include any gain realized by its qualified REIT subsidiaries and its share of any gain realized by any of the partnerships or limited liability companies in which Education Realty Trust owns an interest. This prohibited transaction income may also adversely affect Education Realty Trust’s ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Education Realty Trust intends to hold its properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning its properties. Education Realty Trust does not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Foreclosure Property.  Education Realty Trust will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a “Repossession Action”). Property acquired by a Repossession Action will not be considered “foreclosure property” if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or
•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.  From time to time, Education Realty Trust or our Operating Partnership may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years beginning on or after January 1, 2005, to the extent that Education Realty Trust or our Operating Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge its indebtedness incurred to acquire or carry “real estate assets” and such hedging transaction is clearly identified before the close of the day on which it was acquired, originated or entered into and satisfies other identification requirements any periodic income or gain from the disposition of such contract will not constitute gross income for purposes of the 95% gross income test and therefore will be exempt from this test. For such taxable years, income from any hedging transaction will, however, be nonqualifying income for purposes of the 75% gross income test. To the extent that Education Realty Trust or our Operating Partnership hedges with other types of financial instruments, or in other situations, it is not likely to be treated as qualifying income for purposes of the gross income tests. Education Realty Trust intends to structure any hedging transactions in a manner that does not jeopardize Education Realty Trust’s status as a REIT. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the gross income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Failure to Satisfy Gross Income Tests.  If Education Realty Trust fails to satisfy one or both of the gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under certain provisions of the Code. Those relief provisions generally will be available if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, Education Realty Trust files a schedule with the Internal Revenue Service setting forth each item of its gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and
•	the failure to meet such tests is due to reasonable cause and not due to willful neglect.

Education Realty Trust cannot predict, however, whether in all circumstances it would qualify for the relief provisions. In addition, as discussed above in “— Taxation of EDR,” even if the relief provisions apply, Education Realty Trust would incur a 100% tax on the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by a fraction intended to reflect its profitability.

Asset Tests

To maintain its qualification as a REIT, Education Realty Trust also must satisfy the following asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of its total assets, including assets held by its qualified REIT subsidiaries and its allocable shares of the assets held by the partnership and limited liability companies in which it owns an interest, must consist of:

•	cash or cash items, including certain receivables;
•	government securities;
•	interests in real property, including leaseholds and options to acquire real property and leaseholds;
•	interests in mortgages on real property;
•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following Education Realty Trust’s receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, no more than 25% of the value of Education Realty Trust’s total assets may consist of the securities of TRSs and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Third, of the investments included in the 25% asset class and except for certain investments in other REITs and Education Realty Trust’s qualified REIT subsidiaries and TRSs, the value of any one issuer’s securities may not exceed 5% of the value of Education Realty Trust’s total assets, and Education Realty Trust may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities having specified characteristics. Under recent legislation, certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of Education Realty Trust’s interest in the assets of a partnership or limited liability company in which it owns an interest will be based on Education Realty Trust’s proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, no more than 20% of the value of Education Realty Trust’s total assets may consist of the securities of one or more TRSs.

Education Realty Trust may acquire securities of TRSs in the future in addition to any securities of TRSs already held by Education Realty Trust. So long as these subsidiaries qualify as TRSs, Education Realty Trust will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to its ownership of their securities. Education Realty Trust believes that the aggregate value of its TRSs will not exceed 20% of the value of its gross assets. With respect to each issuer in which Education Realty Trust currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a TRS, Education Realty Trust believes that its ownership of the securities of any such issuer has complied with the 5% value limitation, the 10% voting securities limitation and the 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the Internal Revenue Service will not disagree with these determinations of value. Education Realty Trust also may make loans which must qualify under the “straight debt safe harbor” in order to satisfy the 10% value limitation described above.

Education Realty Trust will monitor the status of its assets for purposes of the various asset tests and will manage its portfolio in order to comply at all times with such tests. If Education Realty Trust should fail to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if:

(1)	it satisfied the asset tests at the close of the preceding calendar quarter; and
(2)	the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If Education Realty Trust did not satisfy the condition described in clause (2) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

In the event that, at the end of a calendar quarter in a taxable year beginning on or after January 1, 2005, Education Realty Trust violates the third asset test described above, it will not lose its REIT status if (i) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (ii) it disposes of assets or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure. In the event of a failure of any of the asset tests at the end of any calendar quarter in a taxable year beginning on or after January 1, 2005 (other than a de minimis failure of the third asset test as described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect,

Education Realty Trust will not lose its REIT status if it (i) disposes of assets or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure, (ii) Education Realty Trust files a schedule with the Internal Revenue Service that identifies each asset that caused it to fail such test, and (iii) pays a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which it failed to satisfy the asset tests.

Distribution Requirements

Each taxable year, Education Realty Trust must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its stockholders in an aggregate amount at least equal to:

•	the sum of (1) 90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and its net capital gain or loss) and (2) 90% of its after-tax net income, if any, from foreclosure property; minus
•	the sum of particular items of non-cash income.

Education Realty Trust must pay such distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

Education Realty Trust will pay federal income tax on taxable income, including net capital gain, it does not distribute to stockholders. In addition, Education Realty Trust will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts it actually distributes if it distributes an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of its REIT ordinary income for the year,
•	95% of its REIT capital gain income for the year, and
•	any undistributed taxable income from prior periods.

Education Realty Trust may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See “— Taxation of Taxable U.S. Stockholders.” If it so elects, it will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. Education Realty Trust intends to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, Education Realty Trust may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, Education Realty Trust may not deduct recognized capital losses from its “REIT taxable income.” Further, it is possible that, from time to time, Education Realty Trust may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, Education Realty Trust may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred stock or additional common stock.

Under certain circumstances, Education Realty Trust may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year. Education Realty Trust may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although Education Realty Trust may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Record Keeping Requirement

Education Realty Trust must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis particular information from its stockholders designed to disclose the actual ownership of its outstanding stock. Education Realty Trust has complied, and Education Realty Trust intends to continue to comply, with such requirements.

Failure to Qualify

If Education Realty Trust fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, it could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Requirements for Qualification — Gross Income Tests” and “— Asset Tests.”

If Education Realty Trust failed to qualify as a REIT in any taxable year, and no relief provision applied, it would be subject to federal income tax and any applicable alternative minimum tax on its taxable income at regular corporate rates. In calculating its taxable income in a year in which it failed to qualify as a REIT, Education Realty Trust would not be able to deduct amounts paid out to stockholders. In fact, Education Realty Trust would not be required to distribute any amounts to stockholders in such year. In such event, to the extent of its current and accumulated earnings and profits, all distributions to stockholders would be taxable as regular corporate dividends. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless it qualified for relief under specific statutory provisions, Education Realty Trust also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. Education Realty Trust cannot predict whether in all circumstances it would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a holder of common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;
•	a corporation, partnership, or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States, any of its states or the District of Columbia;
•	an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or
•	any trust with respect to which (1) a U.S. court is able to exercise primary supervision over the administration of such trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds shares of Education Realty Trust’s common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of its common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of shares of Education Realty Trust’s common stock by the partnership.

As long as Education Realty Trust qualifies as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of Education Realty Trust’s current or accumulated earnings and profits that Education Realty Trust does not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations.

Because Education Realty Trust is not generally subject to federal income tax on the portion of its REIT taxable income distributed to its stockholders (see “— Taxation of EDR” above), its dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, its ordinary REIT dividends are taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to its ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a TRS, and (ii) to the extent attributable to income upon which Education Realty Trust has paid corporate income tax (e.g., to the extent that Education Realty Trust distributes less than 100% of its taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold shares of its common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which shares of its common stock become ex-dividend. Although the scheduled tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends to be more attractive relative to the stock of REITs.

Distributions to a U.S. stockholder which Education Realty Trust designates as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. stockholder has held its shares of common stock. Education Realty Trust generally will designate its capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Education Realty Trust may elect to retain and pay income tax on the net long-term capital gain that Education Realty Trust receives in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of Education Realty Trust’s undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax Education Realty Trust paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of Education Realty Trust’s undistributed long-term capital gain, minus its share of the tax Education Realty Trust paid.

A U.S. stockholder will not incur tax on a distribution in excess of Education Realty Trust’s current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, such distribution will reduce the adjusted basis of such common stock but not below zero. A U.S. stockholder will recognize a distribution in excess of both Education Realty Trust’s current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in its common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if Education Realty Trust declares a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by Education Realty Trust and received by the U.S. stockholder on December 31 of such year, provided that Education Realty Trust actually pays the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Education Realty Trust. Instead, such losses would be carried over by Education Realty Trust for potential offset against its future income generally. Taxable distributions from Education Realty Trust and gain from the disposition of the common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from Education Realty Trust and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. Education Realty Trust will notify stockholders after the close of Education Realty Trust’s taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Stockholders on the Disposition of the Capital Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the capital stock as long-term capital gain or loss if the U.S. stockholder has held the capital stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of capital stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from Education Realty Trust that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the capital stock may be disallowed if the U.S. stockholder purchases other shares of capital stock within 30 days before or after the disposition.

Capital Gains and Losses

The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35.0%. The maximum tax rate on long-term capital gain applicable to individual taxpayers through 2008 is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). Education Realty Trust generally may designate whether a distribution Education Realty Trust designates as capital gain dividends (and any retained capital gain that Education Realty Trust is deemed to distribute) is taxable to non-corporate stockholders at a 15% or 25% rate.

The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

Education Realty Trust will report to its stockholders and to the IRS the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide Education Realty Trust with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, Education Realty Trust may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to Education Realty Trust. See “— Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that Education Realty Trust distributes to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of the capital stock with debt, a portion of the income that it receives from Education Realty Trust would constitute unrelated business taxable income pursuant to the “debt-financed property” rules.

Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from Education Realty Trust as unrelated business taxable income.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in Education Realty Trust’s charter, it does not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to its stockholders. However, because its stock will be publicly traded, Education Realty Trust cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The preceding discussion does not address the rules governing federal income taxation of the ownership and disposition of our capital stock by persons that are non-U.S. stockholders. The term “non-U.S. stockholder” refers to stockholders who are not U.S. stockholders as described above under “— Taxation of Taxable U.S. Stockholders.” The rules governing U.S. federal income taxation of non-U.S. stockholders are complex. This section is only a summary of such rules. Non-U.S. stockholders should consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the ownership of our capital stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from Education Realty Trust’s sale or exchange of United States real property interests, as defined below, and that Education Realty Trust does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that it pays the distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. Education Realty Trust plans to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with our company; or
•	the non-U.S. stockholder files an IRS Form W-8ECI with Education Realty Trust claiming that the distribution is effectively connected income.

A non-U.S. stockholder will not incur tax on a distribution in excess of Education Realty Trust’s current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its capital stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that capital stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both Education Realty Trust’s current and accumulated earnings and profits and the adjusted basis of its capital stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its capital stock, as described below. Because Education Realty Trust generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, Education Realty Trust normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that Education Realty Trust withholds if it later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

Education Realty Trust may be required to withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although it intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which Education Realty Trust qualifies as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from its sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. For taxable years beginning on and after January 1, 2005, capital gain distributions that are attributable to Education Realty Trust’s sale of real property are not subject to FIRPTA and, therefore, will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder did not own more than 5% of the class of Education Realty Trust’s stock on which the distributions are made during the one-year period ending on the date of the distribution. As a result, such non-U.S. stockholders generally are subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Education Realty Trust must withhold 35% of any distribution that it could designate as a capital gain dividend. A non-U.S. stockholder will receive a credit against its U.S. federal income tax liability for the amount Education Realty Trust withholds.

A non-U.S. stockholder generally will not incur tax under FIRPTA on gains from the disposition of Education Realty Trust’s stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of Education Realty Trust’s stock. Education Realty Trust cannot assure you that that test will be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of a class of Education Realty Trust’s stock at all times during a specified testing period will not incur tax under FIRPTA on gain from the disposition of Education Realty Trust’s stock if that class of stock is “regularly traded” on an established securities market. Because Education Realty Trust’s common stock is regularly traded on an established securities market, a stockholder owning 5% or less of our common stock will not incur tax under FIRPTA on gain from the disposition of that stock. If the gain on the sale of the stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, and subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or
•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

State and Local Taxes

Education Realty Trust and/or you may be subject to state and local tax in various states and localities, including those states and localities in which Education Realty Trust or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.

Tax Aspects of the Company’s Investments in our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to its direct or indirect investments in our Operating Partnership and the Subsidiary Partnerships (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

Education Realty Trust is entitled to include in its income its distributive share of each Partnership’s income and to deduct its distributive share of each Partnership’s losses only if the Partnerships are classified for federal income tax purposes as partnerships rather than as corporations or associations taxable as corporations. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnerships, will be respected for all periods prior to January 1, 1997 if:

•	the entity had a reasonable basis for its claimed classification;
•	the entity and all members of the entity recognized the federal tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997; and
•	neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

Each Partnership reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997. In addition, the Partnerships intend to continue to be classified as partnerships for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations (referred to as the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

If a Partnership is considered a publicly traded partnership under the PTP regulations because it is deemed to have more than 100 partners, such Partnership should not be treated as a corporation because it should be eligible for the 90% passive income exception. If, however, for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, Education Realty Trust would not be able to qualify as a REIT. See “Federal Income Tax Considerations — Requirements for Qualification — Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case Education Realty Trust might incur tax liability without any related cash distribution. See “— Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Federal Tax

A partnership is not a taxable entity for federal income tax purposes. Rather, Education Realty Trust is required to take into account its allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with the taxable year of Education Realty Trust, without regard to whether Education Realty Trust has received or will receive any distribution from such Partnership.

Partnership Allocations

Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Contributed Properties

Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Our Operating Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since our initial public offering. Education Realty Operating Partnership L.P.’s partnership agreement requires such allocations to be made in a manner consistent with the federal income tax laws governing partnership allocations.

In general, the carryover basis of the facilities contributed by Education Realty Trust to our Operating Partnership will cause Education Realty Trust to be allocated lower depreciation and other deductions, and possibly amounts of taxable income, in the event of a sale of such a facility, in excess of the economic or book income allocated to it as a result of such sale. While this will tend to eliminate the book-tax differences over the life of the Partnership, the federal income tax laws governing partnership allocations do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Therefore, elimination of book-tax differences with respect to the facilities contributed by Education Realty Trust may cause Education Realty Trust to recognize taxable income in excess of its proportionate share of the cash proceeds, which might adversely affect Education Realty Trust’s ability to comply with the REIT distribution requirements. See “Federal Income Tax Considerations — Requirements for Qualification — Distribution Requirements.”

Under the partnership agreement of our Operating Partnership, depreciation or amortization deductions of our Operating Partnership generally will be allocated among the partners in accordance with their respective interests in our Operating Partnership, except to the extent that our Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in Education Realty Trust receiving a disproportionate share of such deductions. In addition, gain on sale of a facility that has been contributed (in whole or in part) to our Operating Partnership will be specially allocated to the contributing partners to the extent of any “built-in” gain with respect to such facility for federal income tax purposes.

Basis in Partnership Interest

Education Realty Trust’s adjusted tax basis in its partnership interest in our Operating Partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to our Operating Partnership by Education Realty Trust, (2) increased by (A) its allocable share of our Operating Partnership’s income and (B) its allocable share of indebtedness of our Operating Partnership, and (3) reduced, but not below zero, by (A) Education Realty Trust’s allocable share of our Operating Partnership’s loss and (B) the amount of cash distributed to Education Realty Trust, and by constructive distributions resulting from a reduction in Education Realty Trust’s share of indebtedness of our Operating Partnership.

If the allocation of Education Realty Trust’s distributive share of our Operating Partnership’s loss would reduce the adjusted tax basis of Education Realty Trust’s partnership interest in our Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce Education Realty Trust’s adjusted tax basis below zero. To the extent that our Operating Partnership’s distributions, or any decrease in Education Realty Trust’s share of the indebtedness of our Operating Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce Education Realty Trust’s adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to Education Realty Trust. Such distributions and constructive distributions normally will be characterized as capital gain, and, if Education Realty Trust’s partnership interest in our Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership to the extent of their “built-in gain” on those properties for federal income tax purposes. The partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership or the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Education Realty Trust’s share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon Education Realty Trust’s ability to satisfy the income tests for REIT status. See “— Requirements for Qualification — Gross Income Tests.” Education Realty Trust, however, does not presently intend to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of Education Realty Trust’s or such Partnership’s trade or business.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or on a delayed or continuous basis, in each case, through agents, underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale, or in any other manner, as provided in the applicable prospectus supplement. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. We will identify the specific plan, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement.

If we use underwriters for a sale of securities, the underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or under delayed delivery contracts or other contractual commitments. We also may, from time to time, authorize underwriters acting as agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them from us or from purchasers of the securities and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Offers to purchase the securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities will be named, and any commissions payable by the company to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.

If a dealer is utilized in the sale of the securities, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the prospectus supplement relating thereto.

Offers to purchase the securities may be solicited directly by us and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the prospectus supplement relating thereto.

Agents, underwriters and dealers may be entitled under agreements that may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts (“Contracts”) providing for payment and delivery on the date stated in the prospectus supplement. Such Contracts will be subject to only those conditions set forth in the prospectus supplement. Each Contract will be for an amount not less than, and the principal amount of securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such prospectus supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (i) the purchase by an institution of the securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by Contracts. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of debt securities pursuant to Contracts accepted by us.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus or any prospectus supplement and certain other matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. In addition, the description of federal income tax consequences contained in the section of the prospectus entitled “Federal Income Tax Considerations” is based on the opinion of Bass, Berry & Sims PLC, Memphis, Tennessee.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined statement of certain revenues and certain expenses of the Place Portfolio for the year ended December 31, 2005 incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K/A has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The combined statements of revenues and certain expenses of the Murfreesboro properties incorporated by reference in this prospectus from our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 25, 2006, has been audited by Reznick Group, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The combined statement of certain revenues and certain expenses of the Campus Lodge of Gainesville for the year ended December 31, 2004 incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. Our SEC filings are available to the public at the Internet website maintained by the SEC at http://www.sec.gov. We also make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as well as the definitive proxy statement and Section 16 reports on Forms 3, 4 and 5. Our Internet website address is www.educationrealty.com. The information located on, or connected to, our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings that we make with the SEC.

You may also inspect the information that we file with the NYSE at the offices of the NYSE located at 20 Broad Street, New York, New York 10005. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: Investor Relations Department, Education Realty Trust, Inc., 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117, (901) 259-2500.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the completion of this offering.

•	Annual Report on Form 10-K for the year ended December 31, 2005;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;
•	Current Report on Form 8-K filed on January 12, 2006 (except that the information included in Item 7.01 (including Exhibits 99.1 and 99.2 thereto) shall not be deemed incorporated by reference into this prospectus or any prospectus supplement);
•	Current Report on Form 8-K filed January 25, 2006;
•	Current Report on Form 8-K/A filed January 25, 2006;
•	Current Report on Form 8-K filed April 6, 2006;
•	Current Report on Form 8-K filed May 30, 2006;
•	Current Report on Form 8-K/A filed July 21, 2006; and
•	Registration Statement on Form 8-A filed on January 25, 2005 registering our common stock under Section 12(b) of the Exchange Act.

You may request a copy of these filings, at no cost (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus), by writing to us at the following address: Investor Relations Department, Suite 300, 530 Oak Court Drive, Memphis, TN 38117-3725 or calling us at (901) 259-2500.

24,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

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UBS Investment Bank

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Keefe, Bruyette & Woods

Stifel Nicolaus

July 22, 2009